Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Kirk D. Fox, Chief Executive Officer

                           717-827-4042

RIVERVIEW FINANCIAL CORPORATION DECLARES A CASH DIVIDEND

FOR THE FIRST QUARTER OF 2016

HARRISBURG, PA, February 18, 2016 — Riverview Financial Corporation (OTCQX: RIVE) announced that on February 17, 2016 its Board of Directors declared the payment of a cash dividend of $0.1375 per share for the first quarter of 2016. The dividend is payable on March 31, 2016 to all shareholders of record as of March 4, 2016.

Kirk D. Fox, Chief Executive Officer stated, “We are pleased to announce the payment of our first quarter cash dividend, which is consistent with our commitment to provide our shareholders with an attractive total return on their investment. Riverview’s management team and Board of Directors remain focused on building ongoing value for the Company’s shareholders.”

Effective December 31, 2015, Citizens National Bank of Meyersdale was merged with and into Riverview Bank, the wholly owned subsidiary of Riverview Financial Corporation. Riverview Bank, and the Bank’s wealth management company, is a $547 million asset community bank, serving the communities of Berks, Dauphin, Northumberland, Perry, Schuylkill and Somerset Counties. Citizens now operates under the name of Citizens Neighborhood Bank, a division of Riverview Bank.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.